Exhibit 99.1

260 East Grand Avenue
South San Francisco, CA 94080

Herb C. Cross to Join KaloBios as Chief Financial Officer

SOUTH SAN FRANCISCO, CA (September 19, 2013): KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO) today announced that Herb C. Cross will join the company as of September 23, 2013, and transition into the Chief Financial Officer role in coordination with Jeffrey H. Cooper, the company’s current CFO. The company expects this transition will be completed in the October-November time frame. Mr. Cross was previously Chief Financial Officer of Affymax (Nasdaq: AFFY), a publicly traded biopharmaceutical company. KaloBios previously announced Mr. Cooper’s decision to retire in order to dedicate more time to family and personal interests.

“Herb is a well respected finance professional with over sixteen years of experience, including seven years in senior roles in the biotech industry,” said David Pritchard, President and Chief Executive Officer of KaloBios. “His prior work in monoclonal antibody companies and his broad leadership roles in public companies will be invaluable to KaloBios as we focus on our next stage of growth and development. We look forward to Herb joining our executive team and transitioning into his new role over the next several weeks.”

“I would also like to express my appreciation to Jeff Cooper for his outstanding work and dedication to KaloBios as he moves toward his retirement later this year,” Mr. Pritchard concluded.

“KaloBios has an interesting and diverse pipeline of monoclonal antibody therapeutic candidates in clinical development, in important areas of unmet medical need. I look forward to working with the KaloBios team to help build shareholder value and realize the potential of KaloBios’ business,” said Mr. Cross.

Mr. Cross served as Chief Financial Officer at Affymax for over two years, where he was a member of the executive team and was responsible for all financial functions, including accounting, financial planning and analysis, treasury and risk management, corporate governance, stock administration and tax functions. Before becoming CFO, he served as the company’s Vice President, Finance. Mr. Cross previously served as Vice President, Finance for Facet Biotech Corporation, a publicly held, development-stage biotechnology company. Before joining Facet, he was corporate controller at PDL BioPharma, a publicly held bio-pharmaceutical company specializing in monoclonal antibody technology, with more than $400 million in annual revenues. Before that, he held positions of increasing responsibility, including Vice

President, Finance, at Neoforma, Inc., a public e-commerce software company. Mr. Cross began his career at Arthur Andersen, LLP, and earned a B.S. from the Haas School of Business at the University of California, Berkeley.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a clinical focus on severe respiratory diseases and cancer. Currently, KaloBios has three drug development programs:

•	KB003, an anti-GM-CSF mAb with potential to treat inflammatory diseases, is being developed for the treatment of severe asthma. Enrollment of 160 patients has been completed in a planned 150 patient Phase 2 study in the United States, Europe and Australia.

•	KB001-A, an anti-PcrV mAb fragment, is partnered exclusively with Sanofi and is being developed for the prevention and treatment of Pa infection. KaloBios has retained rights for the CF indication and has initiated a 180 patient Phase 2 study in CF subjects with chronic Pa lung infection in the United States. KaloBios received Orphan Drug designation from the European Commission for KB001-A for the treatment of Pa lung infection in CF. Sanofi is pursuing a ventilator-associated pneumonia prevention indication in the intensive care setting, an indication which has received U.S. FDA Fast Track Designation.

•	KB004, an anti-EphA3 mAb, has potential in treating hematologic malignancies and solid tumors. KaloBios is currently testing this drug in a Phase 1 study in subjects with hematologic malignancies.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s clinical development of KB001-A, KB003 and KB004. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s dependence on Sanofi Pasteur for the development and commercialization of KB001-A; the company’s ability to successfully complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013 and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

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Contact: Jeffrey H. Cooper Chief Financial Officer KaloBios Pharmaceuticals, Inc. (650) 243-3146 ir@kalobios.com	Media Contact: Joan E. Kureczka Kureczka/Martin Associates Tel: (415) 821-2413 Mobile: (415) 690-0210 Joan@Kureczka-Martin.com